CONSOLIDATED BALANCE SHEET (ChGAAP)
(Figures in thousands of Ch$ as of June 30, 2004)

ASSETS			2004	2003	LIABILITIES			2004	2003
			Ch$	Ch$				Ch$	Ch$
CURRENT ASSETS					CURRENT LIABILITIES
	Cash and banks		14,842,724	10,440,390		Banks and financial institutions - short-term		19,188,243	9,364,256
	Time deposits		55,901,258	269,644		Banks and financial institutions - current maturities		88,452,923	68,120,363
	Marketable securities		49,920,719	42,742,457		Promisory Notes		34,271,450	19,922,031
	Trade receivables		210,532,769	205,458,140		Debentures		116,451,506	19,265,496
	Notes receivable		8,148,694	5,220,182		Current maturities of other long-term liabilities		451,300	473,851
	Sundry debtors		11,067,541	12,302,660		Dividends payable		96,248	150,434
	Due from related companies		18,513,300	20,242,149		Accounts payable		125,971,902	128,964,045
	Inventories		28,287,141	18,867,710		Notes payable		136,526	153,874
	Refundable taxes		8,086,475	21,493,889		Sundry creditors		13,376,802	23,214,363
	Prepaid expenses		7,417,858	9,302,932		Due to related companies		24,503,140	22,388,168
	Deferred taxes		18,560,583	28,767,374		Provisions		7,089,018	6,642,863
	Other current assets		78,759,036	33,422,202		Withholdings		7,943,188	10,781,000
		Total current assets	510,038,098	408,529,729		Unearned income		9,965,733	7,676,480
						Other current liabilities		3,052,087	2,891,331
FIXED ASSETS
	Land		27,877,130	27,861,031			Total current liabilities	450,950,066	320,008,555
	Construction and infrastructure works		187,377,097	187,562,539	LONG-TERM LIABILITIES
	Machinery and equipment		3,519,095,352	3,433,837,877
	Other fixed assets		337,133,731	381,969,479		Banks and financial institutions		321,842,299	397,487,784
	Technical revaluation		9,297,385	9,295,493		Debentures		327,725,952	474,965,270
	Less: accumulated depreciation		2,324,270,126	2,127,318,970		Due to related companies		22,181,473	24,038,068
		Fixed assets-net	1,756,510,569	1,913,207,449		Sundry creditors		3,408,791	12,075,174
						Provisions		18,575,835	18,734,549
OTHER ASSETS						Deferred Taxes		50,912,310	50,805,912
	Investments in related companies		7,736,017	41,717,314		Other long-term liabilities		4,324,106	4,852,586
	Investments in other companies		3,885	3,885			Total long term liabilities	748,970,766	982,959,343
	Goodwill		153,667,705	175,061,408	MINORITY INTEREST			1,253,942	1,176,940
	Long-term debtors		35,261,201	40,961,407
	Intangibles		42,776,178	34,693,696	EQUITY
	Amortization (less)		5,842,624	3,554,407
	Other long-term assets		8,539,217	11,445,881		Paid-in capital		859,490,281	741,625,583
						Reserve		6,875,921	8,157,880
						Share premium		0	116,582,739
		Total other assets	242,141,579	300,329,184		Other reserves		-584,245	1,653,415
						Retained earnings:		441,733,515	449,901,907
							Prior years	431,900,550	441,627,672
							(Losses) Income for the period	9,832,965	8,274,235
							Total equity	1,307,515,472	1,317,921,524

TOTAL ASSETS			2,508,690,246	2,622,066,362	TOTAL LIABILITIES AND EQUITY			2,508,690,246	2,622,066,362

Última actualización 22/07/04
Por Telefónica CTC Chile